EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-228098) pertaining to the 2018 Stock Option and Incentive Plan of Arcosa, Inc., and in the Registration Statement (Form S-3 No. 333-251101) of Arcosa, Inc. and in the related Prospectus, of our reports dated February 24, 2022, with respect to the consolidated financial statements of Arcosa, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Arcosa, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ ERNST & YOUNG LLP

Dallas, Texas
February 24, 2022